Exhibit 10.2

PALL CORPORATION
2012 EXECUTIVE INCENTIVE BONUS PLAN
(as amended February 21st, 2014)
______________________________

1.	Purpose
This document sets forth the Pall Corporation 2012 Executive Incentive Bonus Plan as adopted by the Compensation Committee of the Board of Directors on September 26, 2011, effective for the fiscal year beginning August 1, 2011 and subsequent fiscal years, and approved by shareholders at the Annual Meeting on December 14, 2011.
The purpose of the Plan is to promote the success of the Corporation by providing Participants with bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

2.	Certain Definitions
As used herein with initial capital letters, the following terms shall have the following meanings:
“Affiliate” shall mean any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Corporation.
“Board of Directors” shall mean the Board of Directors of the Corporation.
“Bonus” shall mean the bonus payable to a Participant under this Plan for any Performance Period.
“Cause” shall mean, unless otherwise specifically defined in the instrument evidencing an Award, a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Corporation or any of its Affiliates public disgrace or disrepute, or materially and adversely affects the Corporation’s or its Affiliates’ operations or financial performance or the relationship the Corporation or any of its Affiliates has with its customers, (ii) gross negligence or willful misconduct with respect to the Corporation or any of its Affiliates, including, without limitation fraud, embezzlement, theft or dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Corporation or any of its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Corporation or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (vi) breach of any obligation or duty to the Corporation or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation, proprietary rights or other policies and procedures of the Corporation or any of its Affiliates. Notwithstanding the foregoing, if a Participant and the Corporation (or any of its Affiliates) have entered into an employment agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall in all instances have the meaning defined in that employment agreement or other agreement. Further, notwithstanding anything herein to the contrary, following a Change in Control, “Cause” shall be limited to the matters set forth in clause (i) and (ii) above.
“Change in Control” shall mean the occurrence of any of the following:

(a)any “Person”, within the meaning of Section 13(d) or 14(d) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Corporation’s outstanding shares, other than beneficial ownership by (i) the Corporation or any subsidiary of the Corporation, (ii) any employee benefit plan of the Corporation or any subsidiary of the Company or (iii) any entity of the Corporation for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Corporation by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Corporation then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Corporation then outstanding by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional shares of the Corporation, then a Change in Control shall be deemed to have occurred;
(b)the Corporation shall consummate a merger or consolidation with or consolidate with another entity, or engage in a reorganization with or a statutory share exchange or an exchange offer for the Corporation’s outstanding voting stock of any class with another entity or acquire another entity by means of a statutory share exchange or an exchange offer, or engage in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:
i.the stockholders of the Corporation immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Corporation immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting or acquiring entity and (II) be Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Corporation immediately prior to such transaction; or
ii.those persons who were directors of the Corporation immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.
(c)the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any Person (as defined in paragraph (a) above) other than any of the Affiliates; or
(d)the number of duly elected and qualified directors of the Corporation who were not either elected by the Corporation’s Board of Directors or nominated by the Board of Directors or its Nominating/Governance Committee for election by the shareholders shall constitute a majority of the total number of directors of the Corporation as fixed by its by-laws;
provided, however, that in each instance no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 5 hereof shall exist (other than the rights provided for in Section 5 hereof), to the extent that the Board of Directors so determines by resolution adopted and not rescinded prior to the Change in Control.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board of Directors.

“Corporation” shall mean Pall Corporation.
“Disability” shall mean, with respect to any Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of a Participant’s Disability shall be made by the Committee in its sole discretion.
“Eligible Compensation” shall mean, with respect to any Participant and for any Performance Period, the Participant’s annualized gross base salary as of the commencement of such Performance Period; provided, however, that if the Participant’s annualized rate of base salary changes during the Performance Period, then the Participant’s Eligible Compensation shall be equal to the sum of the Participant’s annualized rate of gross base salary for each day in the Performance Period to which such annualized rate of gross base salary applies.
“Eligible Executive” shall mean, with respect to any Performance Period, each individual who is a “Covered Employee” of the Corporation for any or all of such Performance Period for purposes of Section 162(m) of the Code, the Corporation’s Chief Financial Officer, and each other officer or executive of the Corporation who is selected for eligibility to participate in the Plan by the Committee.
“Fiscal Year” shall mean the fiscal year of the Corporation ending on July 31, 2012, and each subsequent fiscal year of the Corporation.
“Maximum Bonus Award” shall mean, as to any Participant for a Performance Period, 260% of the Participant’s annualized rate of base salary in effect at the commencement of such Performance Period determined without regard to any increases in base salary that may occur thereafter, but in any event not more than three million dollars ($3,000,000).
“MSPP” shall mean the Pall Corporation Management Stock Purchase Plan, as amended from time to time.
“Pall 401(k) Plan” shall mean the Pall Corporation 401(k) Plan, as amended from time to time.
“Participant” shall mean each Eligible Executive who is selected to participate in the Plan by the Committee. If an employee is hired as an Eligible Executive or first becomes an Eligible Executive after the beginning of a Performance Period, the Committee shall have discretion to determine whether he or she will be eligible to participate in the Plan with respect to that Performance Period.
“Performance Criteria” shall mean any one or any combination of any of the following performance criteria as the Committee deems appropriate, which may be applied to the Corporation as a whole, or to an individual Participant, or to a department, unit, division or function within the Corporation or an Affiliate, and which may be applied on a pre- or post-tax basis, either alone or relative to past, present or future performance of other businesses or individuals (including industry or general market indices): (a) consolidated earnings, net income or net profit (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes or before or after interest, taxes, depreciation, and amortization; (b) return on equity; (c) return on assets; (d) gross or net revenue or changes in annual revenues; (e) cash flow(s) (including either operating or net cash flows); (f) financial return ratios; (g) total stockholder return, stockholder return based on growth measures or the attainment of a specified share price, or share price appreciation; (h) earnings per share or earnings growth or growth in earnings per share; (i) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (j) adjusted pre-tax margin; (k) pre-tax profits; (l) operating margins; (m) operating profits; (n) operating expenses; (o) dividends; (p) net income or net operating income; (q)

growth in operating earnings or growth in earnings per share; (r) value of assets; (s) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (t) aggregate product price and other product measures; (u) expense or cost levels, in each case, where applicable, determined either on a Corporation-wide basis or in respect of any one or more specified divisions; (v) reduction of losses, loss ratios or expense ratios; (w) reduction in fixed costs; (x) operating cost management; (y) cost of capital; (z) debt reduction; (aa) productivity improvements; (bb) average inventory turnover; or (cc) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures. In addition, for purposes of determining the amount of any Bonus payable to a Participant with respect to a Performance Period under Section 3(b) hereof (but not with respect to the determination of the Threshold Goal), the Committee may apply any other performance criteria as it deems appropriate in its sole discretion.
“Performance Period” shall mean the Fiscal Year or Fiscal Years with respect to which the Performance Criteria or Threshold Goal(s) are set by the Committee.
“Plan” shall mean the Pall Corporation 2012 Executive Incentive Bonus Plan, as set forth herein and as amended from time to time.
“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder.
“Target Bonus Award” shall mean the target award payable under the Plan to a Participant for a Performance Period, as determined by the Committee in it sole discretion. The Target Bonus Award shall be expressed as a percentage of a Participant’s Eligible Compensation.
“Threshold Goal(s)” shall mean the level(s) of performance under Performance Criteria that must be achieved with respect to a Participant in order for a Participant to earn any bonus under the Plan as further described in Section 3(a) below

3.	Determination of Bonus Opportunities
(a)Subject to potential reduction pursuant to Section 3(b) below, the provisions of Section 3(d), and all other terms and conditions of the Plan, each Participant shall be paid the Maximum Bonus Award with respect to a Performance Period provided that (i) the Committee certifies that the Threshold Goal(s) for that Performance Period has/have been achieved, and (ii) except as provided in Section 3(d), the Participant remains continuously employed by the Corporation or an Affiliate through the last day of such Performance Period. Notwithstanding anything contained herein to the contrary, the Committee shall have authority to make equitable adjustments to any Performance Criteria and the corresponding level(s) of performance thereunder so as to eliminate, consistent with generally accepted accounting principles, the effects of (i) the translational effect of foreign currency exchange rates, (ii) any acquisitions, divestitures, discontinuance of business operations, restructuring or any other unusual or non-recurring or extraordinary charges, or (iii) the cumulative effect of any accounting changes, provided that such adjustment would not cause a Bonus to be non-deductible under Section 162(m) of the Code.
(b)Notwithstanding Section 3(a), the Bonus payable to a Participant with respect to a Performance Period may, in the sole discretion of the Committee, be reduced (including to zero) based on any factors that the Committee deems appropriate, including without limitation (i) the relative achievement of such Performance Criteria for the Performance Period as the Committee in its sole discretion deems appropriate, (ii) to reflect the Committee’s evaluation of the Participant’s individual performance, and/or (iii) to reflect any other events, circumstances or factors which the Committee believes to be appropriate in determining the amount of the Bonus to be paid to the Participant for the Performance Period. The Committee shall not have any discretion to increase the amount of the Bonus payable to any

Participant with respect to a Performance Period above the Participant’s Maximum Bonus Award determined under Section 3(a) with respect to the Performance Period.
(c)The specific Threshold Goal(s) with respect to a Performance Period shall be established by the Committee in writing no later than ninety (90) days after the commencement of such Performance Period and while attainment of the Threshold Goal(s) remain(s) substantially uncertain within the meaning of Section 162(m) of the Code. At the time the Threshold Goal(s) is/are selected, the Committee shall provide a Target Bonus Award for each Participant, and for any person who may become a Participant after the Threshold Goal(s) is/are set, and such additional Performance Criteria as may be required to be achieved in order to earn the Target Bonus Award; provided that no Bonus shall be payable unless the Threshold Goal(s) is/are achieved.
(d)In order to receive a Bonus with respect to a Performance Period, a Participant must remain continuously employed by the Corporation or an Affiliate through the last day of such Performance Period. Notwithstanding the foregoing, in the event a Participant terminates employment at least five days after a Performance Period begins due to death or Disability, or retirement on or after attaining age 65 or if the Participant is involuntary discharged (other than for Cause, death or Disability) such that he or she is no longer in the employ of the Corporation or any of its Affiliates, the Participant (or his or her estate in the event of death) shall be entitled to receive the Bonus, if any, that he or she would have received had he or she not terminated employment; provided that, unless otherwise determined by the Committee, such Bonus shall be prorated by multiplying such Bonus by a fraction, the numerator of which is the number of days that the Participant was employed by the Corporation or an Affiliate during the Performance Period and the denominator of which is the number of days in such Performance Period. Such Bonus, if any, will be paid at the same time as other Bonuses for the Performance Period are paid, subject to the Committee’s certification set forth in Section 4(a).

4.	Payment of Bonuses
(a)The Bonus payable to a Participant for any Performance Period shall be paid in a single lump sum cash payment, reduced by the amount of all federal, state, local and foreign taxes required by law to be withheld therefrom, following the date on which the Committee has certified in writing that all conditions for the payment of such Bonus to the Participant for such Performance Period have been satisfied, but no later than 2-1/2 months following the end of such Performance Period unless payment is delayed in order to ensure the deductibility of the payment under Section 162(m) of the Code or under such other circumstances as will not cause the payment to fail to be treated as a “short-term deferral” for purposes of Section 409A. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Threshold Goal(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.
(b)To the extent that a Participant has elected under the applicable provisions of the Pall 401(k) Plan to have any part of the Bonus payable to the Participant for any Performance Period reduced, and to have an amount equal to such part of the Participant’s Bonus contributed to the Pall 401(k) Plan as a 401(k) contribution on the Participant’s behalf, an amount equal to such part of the Participant’s Bonus shall be contributed to the Pall 401(k) Plan on behalf of the Participant, and thereupon, the obligation of the Corporation under this Plan with respect to payment of such part of the Participant’s Bonus shall be fully discharged. However, no such contribution shall be made to the extent it would cause any limitation applicable under the Pall 401(k) Plan to be exceeded.
(c)To the extent that a Participant has elected under the applicable provisions of the MSPP to have any part of the Bonus payable to the Participant for any Fiscal Year paid in the form of

Restricted Units to be credited to the Participant’s account under the MSPP, no cash payments shall be made to the Participant pursuant to (a) above with respect to the part of the Participant’s Bonus that is subject to such election, and the obligation of the Corporation under this Plan with respect to payment of such part of the Participant’s Bonus shall be fully discharged upon the crediting of Restricted Units to the Participant’s account under the MSPP in accordance with the applicable provisions of the MSPP.

5.	Change in Control
Notwithstanding any other provision in the Plan to the contrary (but subject to the “provided, however” clause contained in the definition of “Change in Control” in Section 2), in the event of a Change in Control, the amount of the Bonus payable to any Participant for the Performance Period in which such Change in Control occurs shall be at least equal to the Participant’s Target Bonus Award for such year or, in the case of any Participant whose employment commences after the start of such year or ends prior to the close of such year, a pro rata portion thereof determined on the basis of the number of days of such Performance Period that fall within the Participant’s period of employment. The entire amount of such Bonus, reduced by the amount of all federal, state and local taxes required to be withheld therefrom, shall be paid to the Participant in a single cash lump sum within ten (10) business days following the date of such Change in Control.

6.	Rights of Executives
A Participant’s rights and interests under the Plan shall be subject to the following provisions:
(a)A Participant’s rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant.
(b)Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment of the Corporation or any Affiliate.

7.	Administration
The Plan shall be administered by the Committee. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, to construe and interpret the Plan, to adopt such rules and regulations as it deems necessary or appropriate for the proper administration of the Plan, and to make all determinations considered necessary or advisable for the administration of the Plan.
The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Corporation, to the extent not inconsistent with Section 162(m) of the Code.
All decision, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties. Notwithstanding the foregoing, any determination made by the Committee after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits under the Plan shall be subject to judicial review, under a “de novo”, rather than a deferential standard.

8.	Amendment or Termination
The Board of Directors may (acting by the Committee if the by-laws of the Corporation so provide), with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that (a) no amendment, suspension or termination of the Plan shall adversely affect the rights of any Participant with respect to any Bonus that has become payable to the Participant under the Plan, without his or her written consent, and (b) following a Change in Control, no amendment to Section 5, and no termination of the Plan, shall be effective if such amendment or termination adversely affects the rights of any Participant under the Plan; provided, further, that, the Board may, in its discretion, delegate to the Committee the ability to amend the Plan or any portion thereof for clarificatory or ministerial reasons or reasons relating to convenience in administration of the Plan.

9.	Successor Corporation
The obligation of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

10.	Recoupment of Awards
Notwithstanding anything contained in the Plan, each Bonus paid or payable under the Plan (without regard to any deferral of such Bonus under the Pall 401(k) Plan, the MSPP or any other arrangement) shall be subject, in the discretion of the Committee, to forfeiture, cancelation and/or repayment to the Corporation if –
(a)the payment of such Bonus (or portion thereof) was predicated upon the achievement of certain financial results or other performance criteria;
(b)in the Committee’s view, the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in one or more material acts of fraud or misconduct that caused or partially caused the need for a financial restatement by the Corporation; and
(c)in the Committee’s view, a lesser payment (or no payment) of such Bonus would have occurred based on a correct calculation or upon restated financial results or other performance criteria.
In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Corporation or as is otherwise required by applicable law or stock exchange listing conditions.

11.	Non-Transferability of Bonuses
Except as expressly provided by the Committee, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant.

12.	Section 162(m) Conditions.
It is the intent of the Corporation that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner that satisfies any applicable requirements as performance-based compensation for purposes of Section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

13.	Section 409A
It is the intent of the Corporation that all Bonuses payable hereunder be exempt from the requirements of Section 409A (based on the “short-term deferral” exception set forth in regulations of the U.S. Department of Treasury promulgated under Section 409A). The Plan shall be interpreted in a manner consistent with such intent.
Notwithstanding the foregoing, to the extent that any Bonus hereunder does not meet an exception to Section 409A (a “409A Bonus”), this Plan is intended to comply with respect to such 409A Bonus with the requirements of Section 409A and shall in all respects be administered and interpreted in accordance with Section 409A with respect to such 409A Bonus. To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each Bonus payment made under this Plan shall be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of any payment hereunder.
If any 409A Bonus becomes payable to a Participant by reason of his or her retirement or other termination of employment that does not constitute a “separation from service” within the meaning of Section 409A, the Participant’s right to such payment shall be deferred (subject to the second following paragraph hereof) until the earlier of the date that such a “separation from service” occurs or the earliest date on which the 409A Bonus may be paid without being subject to an additional tax under Section 409A.
If any 409A Bonus becomes payable to a Participant solely by reason of a Change in Control, and a Change in Control occurs as defined by the Plan that is not, with respect to the Corporation, a change in ownership or effective control of the Corporation or a change in ownership of a substantial portion of the assets of the Corporation (each within the meaning of Section 409A), then the Participant’s right to such payment shall be deferred until the earliest date on which the 409A Bonus may be paid without being subject to an additional tax under Section 409A.
Notwithstanding anything contained herein to the contrary, no amount of a 409A Bonus that is payable by reason of a Participant’s separation from service will be made to a Participant who is a “specified employee” (as defined by Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, (ii) the Participant’s date of death, or (iii) the earliest date on which the 409A Bonus may be paid without being subject to an additional tax under Section 409A.
Notwithstanding anything contained herein to the contrary, in no event shall the Corporation or any officer, director, employee or agent of the Corporation be liable to any Participant for any tax or penalty imposed on such Participant under Section 409A or otherwise.

14.	No Funding of Plan
The Corporation shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded”

plan of the Corporation. The Corporation shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Corporation to any Participant under the Plan shall be those of a debtor and any rights of any Participant shall be limited to those of a general unsecured creditor.

15.	Impact on Employment Agreements
Notwithstanding anything contained herein to the contrary, to the extent that any employment agreement between the Corporation and any Participant makes reference to the Pall Corporation 2004 Executive Incentive Bonus Plan, such reference shall, for Fiscal Years of the Company beginning on and after August 1, 2011, be deemed to refer to the Pall Corporation 2012 Executive Incentive Bonus Plan, as such Plan may be amended from time to time, or any successor thereto. In addition, to the extent that any such employment agreement makes reference to the Participant's “Target Bonus Percentage”, such reference shall (unless such employment agreement is amended) continue to mean the percentage designated under such employment agreement.

16.	Governing Law
The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law or choice of law principles.

17.	Effective Date
The Plan was adopted by the Compensation Committee on September 26, 2011, effective for the Fiscal Year beginning August 1, 2011, subject, however, to approval by the shareholders of the Corporation at the 2011 annual meeting of the shareholders, including any adjournment thereof. Unless reapproved by shareholders of the Corporation, no Bonuses shall be paid under this Plan with respect to Performance Periods for which the Committee approves the applicable Threshold Goal(s) after the first shareholder meeting that occurs in 2016.